Exhibit 5.1

June 19, 2007

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX  77002

Ladies and Gentlemen:
            We have acted as counsel to Plains Exploration & Production Company, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, File No. 333-141110 (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to (i) $600,000,000 aggregate principal amount of the Company’s 7¾ % Senior Notes due 2015 (the “Notes”) to be issued under an Indenture (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as Trustee, as supplemented by the third supplemental indenture thereto dated June 19, 2007 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the subsidiary guarantors named therein and the Trustee, and sold pursuant to the terms of an underwriting agreement between the Company, J.P. Morgan Securities Inc., Lehman Brothers Inc., and the other underwriters listed therein (the “Underwriting Agreement”) and (ii) guarantees by the subsidiary guarantors (“Subsidiary Guarantors”) listed in the Registration Statement pursuant to the Indenture (the “Guarantees” and, together with the Notes, the “Securities”).

We have examined originals or certified copies of (i) the Base Indenture, (ii) the Supplemental Indenture, (iii) the Underwriting Agreement and (iv) such corporate records of the Company and the Subsidiary Guarantors and other certificates and documents of officials of the Company, the Subsidiary Guarantors, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.         The Notes have been duly authorized by all necessary corporate action on the part of the Company, and when duly executed, authenticated and delivered by or on behalf of the Company and paid for by the underwriters, will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture; and

2.         The Guarantees have been duly authorized by all necessary corporate action on the part of the Subsidiary Guarantors, and will be valid and binding obligations of each Subsidiary Guarantor.

Plains Exploration & Production Company
June 19, 2007

            The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.         We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal laws of the United States, (ii) the Laws of the State of New York, (iii) the California Corporations Code, (iv) the Delaware General Corporation Law and Limited Liability Company Act, (v) the Texas Limited Liability Company Act, and (vi) the Texas Revised Limited Partnership Act.
B.         The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) Laws governing waivers of stay or extension.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.  We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld LLP
AKIN, GUMP, STRAUSS, HAUER & FELD LLP